Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Sanchez Energy Corporation

Houston, Texas

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement of our reports dated September 1, 2011, relating to (i) the financial statements of the oil and natural gas properties to be transferred to Sanchez Energy Corporation and (ii) the balance sheet of Sanchez Energy Corporation as of August 22, 2011 (date of inception), which are both contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas

October 6, 2011